Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Adial Pharmaceuticals, Inc. on Form S-8 (File No. 333-283756, 333-276003, 333-267972, 333-248759, 333-233760, 333-226884 and 333-260304), Form S-3 (File No. 333-278652, 333-276496, 333-263037, 333-258048, 333-256621, 333-255352 and 333-261509), and Form S-1 (File No. 333-283968, 333-275397, 333-256771, 333-251122, 333-239678, 333-229615, and 333-220368) of our report dated March 4, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Adial Pharmaceuticals, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Adial Pharmaceuticals, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

March 4, 2025